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Exhibit 8.4

        [REED SMITH LLP LETTERHEAD]

October 1, 2003

Pennsylvania Real Estate Investment Trust
200 South Broad Street
Philadelphia, PA 19102

Re:	Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as counsel to Crown American Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the execution and delivery of the Agreement and Plan of Merger among Pennsylvania Real Estate Investment Trust ("PREIT"), PREIT Associates, L.P., the Company and Crown American Properties, L.P. (the "Operating Partnership") dated May 13, 2003 (the "Agreement"), pursuant to which the Company will merge with and into PREIT (the "Merger"), as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 2003, as amended through and including the date hereof (the "Registration Statement").

        Pursuant to Article 6.2(d) of the Agreement, we have been requested to provide our opinion concerning the federal income tax status of the Company and the Operating Partnership. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement, prior registration statements filed with the Securities and Exchange Commission and the governing documents of the Company, the Operating Partnership and Crown American Financing Partnership, L.P. (the "Financing Partnership" and collectively, the "Partnerships"). We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and the Partnerships with respect to certain factual matters. The Company's and the Partnerships' representation letter is attached to this opinion as an Exhibit.

        In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein only as to the application of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based on such facts, assumptions and representations and subject to qualifications set forth below, it is our opinion that:

        1.     Commencing with the Company's taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" under the Internal Revenue Code of 1986 (the "Code") for each of the Company's taxable years, and its proposed method of operation, as described in the representations by the Company and the Partnerships, will enable the Company to continue to satisfy the requirements for qualification and taxation as a "real estate investment trust" under the Code.

        2.     The Operating Partnership has been treated for each taxable year, commencing with the Operating Partnership's taxable year ended December 31, 1993, and will continue to be treated as a partnership for federal income tax purposes and not as a corporation or association taxable as a corporation.

        No opinion is expressed as to any matter not discussed herein.

        This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Company's filed registration statements or the Company's and Partnerships' representations may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to satisfy, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us, except that we have received and relied upon the Company's and Partnerships' representation letter attached hereto.

        This opinion is rendered only to you, and is solely for your use in connection with the Merger. This opinion may not be relied upon by you or any other person, firm or corporation for any other purpose. We undertake no obligation to update this opinion if applicable laws change after the date hereof or if we become aware after the date hereof of any facts that may change the opinions expressed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ REED SMITH LLP
SWR/LNH/dah

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  Exhibit 8.4